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                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS



Contact:

Tony Rossi
Financial Relations Board for Aehr Test Systems
Investor/Analyst Contact
(213) 486-6545


          AEHR TEST SYSTEMS ANNOUNCES EXPENSE REDUCTION ACTIONS

Fremont, CA (February 12, 2009) - Aehr Test Systems (Nasdaq: AEHR), a leading supplier of semiconductor test and burn-in equipment, today announced that it has taken a series of actions designed to substantially reduce the Company's operating expenses. The restructuring actions include a reduction in total headcount of nearly 20%, reductions in compensation for salaried employees and a shutdown for one week each quarter. The cumulative effect of these and other actions is expected to reduce total operating expenses by 20% starting in the quarter ended May 31, 2009.

"The expense reduction actions announced today are a painful but necessary measure in light of the current economic slowdown and the negative outlook for capital expenditures in the semiconductor industry," said Rhea Posedel, chairman and chief executive officer of Aehr Test Systems. "The reduced cost structure resulting from these actions will help us to maximize our cash position, while also enabling the Company to continue investing in the product development and marketing initiatives that will position us to expand our customer base and grow market share as economic and industry conditions improve."

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAMs, flash, and other memory and logic integrated circuits and has an installed base of more than 2,500 systems worldwide. Aehr Test has developed and introduced several innovative products, including the ABTS, FOX?, MTX and MAX systems and the DiePakR carrier. The ABTS is Aehr Test's newest system for packaged part test during burn-in for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.


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Aehr Test Systems Announces Expense Reduction Actions
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Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding revenues and customer demand and acceptance of Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include without limitation, economic conditions in Asia and elsewhere, acceptance by customers of Aehr Test's technologies, acceptance by customers of the systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described, and the Company's development and manufacture of a commercially successful wafer-level test and burn-in system. See Aehr Test's recent 10-K and 10-Q reports and other reports from time to time filed with the U.S. Securities and Exchange Commission for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.


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